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                            [PACIFICARE LETTERHEAD]

                                                                    EXHIBIT 99.1


NEWS RELEASE

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                           CONTACT:       David K. Erickson     Ben Singer
                                          Investor Relations    Media Relations
                                          (714) 825-5491        (714) 825-5120

FOR IMMEDIATE RELEASE

             PACIFICARE HEALTH SYSTEMS ANNOUNCES DEPARTURE OF CHIEF
                       FINANCIAL OFFICER ROBERT B. STEARNS

 o CORPORATE CONTROLLER TO SERVE AS ACTING CFO UNTIL REPLACEMENT IS IDENTIFIED

        SANTA ANA, CALIF., SEPTEMBER 15, 1999 -- PacifiCare Health Systems, Inc., (Nasdaq: PHSY) today announced that Robert B. Stearns, 47, has resigned from his position as executive vice president and chief financial officer of the corporation, effective immediately. The Company has already begun a search for Stearns' replacement. Until a replacement is identified, Mary C. Langsdorf, senior vice president of finance and corporate controller will serve as acting CFO. Langsdorf has been with PacifiCare since 1988 and is currently responsible for financial accounting and external reporting, tax, financial operations and financial systems applications.

        "Under Rob's leadership, PacifiCare has reported five consecutive quarters of strong earnings growth," said PacifiCare Chairman and CEO Alan Hoops. "In the near future, we plan to announce the details of our strategic plan for PacifiCare's future. This plan will allow us to create an environment that can help us evolve and become a more successful health care company in the future. Rob has contributed much to this effort and we are grateful for his contributions during the past year."

        Commenting on his departure, Stearns said, "PacifiCare has a promising future and I leave knowing that it remains on track to achieve its previously stated growth objectives. I am grateful to have been a part of such a fine organization."


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        PacifiCare Health Systems is one of the nation's leading managed health care services companies. Primary operations include managed care products for Medicare beneficiaries and employer groups in nine states and Guam serving approximately 3.6 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services, pharmacy benefit management and Medicare+Choice management services. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.



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